Exhibit 99.1

                   Avocent Completes Crystal Link Acquisition

    HUNTSVILLE, Ala., Jan. 9 /PRNewswire-FirstCall/ -- Avocent Corporation (Nasdaq: AVCT) today announced that it completed the acquisition of Crystal Link Technologies. Crystal Link designs, manufactures and sells a family of wireless, industry standard PC video solutions.
    "The acquisition of Crystal Link accelerates Avocent's development of wireless technology for KVM switching and extension products," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "The Crystal Link technology was integral to our recent introduction of the industry's first wireless KVM extender. We believe by combining industry standard wireless devices with proprietary digital processing and data compression technology from Crystal Link, we have a platform that is applicable to a wide range of new and existing product applications for Avocent."
    In connection with the acquisition, six individuals who became non-executive officer employees of Avocent following the acquisition were awarded a total of 37,000 employment inducement stock option grants by Avocent. Rick Moore, President of Crystal Link Technologies, will join Avocent as Senior Vice President of Wireless Technology and was awarded 40,000 employment inducement stock option grants. These grants have an exercise price of $37.24, the closing price as of Wednesday, January 7, 2004, and will vest over a period of four years under terms that are substantially similar to the 2003 Avocent Corporation Stock Option Plan that was approved by Avocent's shareholders earlier this year.

    About Avocent Corporation
    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at: www.avocent.com .

    Forward-Looking Statements
    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development and introduction of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, engineering and design activities, and manufacturing efficiencies in the future. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

SOURCE  Avocent Corporation
    -0-                             01/09/2004
    /CONTACT: Dusty Pritchett, Senior Vice President of Finance and Chief Financial Officer of Avocent Corporation, +1-256-217-1300/
    /Web site:  http://www.avocent.com /
    (AVCT)
CO:  Avocent Corporation; Crystal Link Technologies
ST:  Alabama
IN:  CPR NET TLS MLM
SU:  TNM